EXHIBIT 10.9

ASSIGNMENT OF OVERRIDING ROYALTY INTEREST
Petroleum Exploration License 444

THE STATE OF TEXAS     )
)           KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF HARRIS        )

This Assignment of Overriding Royalty is made and entered into, effective February 15, 2014, by and between HOLLOMAN ENERGY CORPORATION, a Nevada corporation with offices at 333 North Sam Houston Parkway East, Suite 600, Houston, Texas 77060, and its wholly owned subsidiary HOLLOMAN PETROLEUM PTY. LTD. (ACN 126 728 498, hereinafter referred to as “Holloman Petroleum”), an Australian corporation with offices at Unit 8-9, 88 Forrest Street, Cottesloe, WA, 6011, Australia (hereinafter jointly referred to as “Assignors”), and LPD INVESTMENTS LTD, a Texas partnership with offices at 13451 Belhaven Drive, Houston, Texas 77069 (hereinafter referred to as “Assignee”).

WITNESSETH:

Whereas Holloman Petroleum is currently the owner of a forty eight and 5007 thousandths percent (48.5007%)  Interest in Petroleum Exploration License (PEL) 444 as set out in “Exhibit A” attached hereto and made a part hereof for all purposes, which was granted to by the Department of Manufacturing, Innovation, Trade, Resources and Energy, South Australia, and hereinafter referred to as the “Oil Concession”, which currently covers 2,358 square kilometers (582,674 acres) of land, more or less, situated in the State of South Australia, as amended and adjusted from time to time by the Government of South Australia.

And Whereas, Assignors desire to convey to Assignee an overriding royalty interest totaling one percent (1.000%) of all production of oil, gas and associated hydrocarbons under said Oil Concession from the above described land (the "Royalty Interest") and Assignee desires to purchase the Royalty Interest as hereinafter set forth.

Now therefore, for and in consideration of the sum of Four Hundred Seventy Thousand United States Dollars (USD$470,000) cash in hand paid by Assignee unto Assignors, or by offset indebtedness owing by Assignors to Assignee, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignors have, and duly by these presents does, bargain, sell, grant, convey, transfer, assign and set over unto Assignee the Royalty Interest, and any permits and leases issued thereafter, as a result thereof, or consequent thereto.  Said Royalty Interest is conveyed to and shall be owned by and accounted for and paid to Assignee.

This Assignment is made and delivered upon and subject to the following terms and conditions:

1.
     The Royalty Interest hereby conveyed shall be computed, accounted for an paid to Assignee on the basis of the actual sales value of the oil, gas and associated hydrocarbons produced from the Oil Concession and saved and sold or used off the premises, free and clear of all costs and expenses whatsoever, except that (i) the said Royalty Interest shall bear its proportionate part of severance, Australian Production Levy, or other similar taxes levied on such production and (ii) whenever and wherever transportation costs are incurred by Assignors in transporting the product to the sales point said Royalty Interest shall bear its proportionate part of such costs, not to exceed, however, fair and reasonable transportation costs common to production in the area where such substances are produced.  Said transportation costs shall only include gathering charges not to exceed average per bbl/kilometer third party charges on the downstream production; freight and cartage to point of sale; tariff expense in respect to the pipeline; and unloading expense in respect to the pipeline.  In no event will any of the following be deductible for the purpose of calculation of the royalty payable pursuant to the Royalty Interest: production, testing, repairs and maintenance, production facilities and all salaries and wages, depreciation, hiring charges, leasing, production chemicals, testing and costs, engineering service, rent or royalty to the South Australia Government, tool replacements, analysis and sampling.  In the event any amount payable on account of said Royalty Interest is not recognized by the Australian Government as a deductible item in the computation of Assignors’ taxable net income in computing its tax liability to Australia, the tax chargeable to Assignors on said amount shall be charged to and deducted from sums otherwise payable to Assignee on account of said Royalty Interest.  Whenever and so long as Assignee’s Royalty Interest is not taken in kind by it, Assignors agree to account to and pay Assignee therefore in cash on or before sixty (60) days of Assignors’ receipt of payment for production in respect of which the royalty is payable.

2.
     Assignee shall have the right but not the obligation to receive its Royalty Interest in kind from time to time.  Should it so elect to receive such royalty in kind it shall at its own expense provide requisite storage facilities and other equipment and material as may be necessary or desirable to take such production in kind at the delivery point determined by the Assignors, acting reasonably.

3.
     Assignors shall cause to be maintained true and accurate records of all oil, gas and associated hydrocarbons produced, saved or sold from the above-described land or used off the premises, and shall make such records available to Assignee for its inspection at Assignors’ principle place of business during Assignors’ business hours.

4.
     The Assignment is made without warranty of title, except that (a) Assignors have made no conveyance, assignment, encumbrance or transfer which could prevent the creation of or the assignment of the Royalty Interest, and (b) title to said oil concession has been validly applied for and granted.

5.
     The obligation to pay the Royalty Interest and entitlement to take in kind hereby conveyed shall apply to any petroleum produced from any extension or renewal of the Oil Concession, to any petroleum produced from all petroleum leases or petroleum licenses or right of authority issued as a result of or derived from said Oil Concession covering the above described land.

6.
     While the Assignment affects land situated in Australia, the parties hereto specifically agree that the rights, duties and obligations hereunder shall be determined and construed in accordance with the laws of the State of Texas and the decisions of the courts of the State of Texas.  The parties irrevocably attorn to the non-exclusive jurisdiction of the courts of the State of Texas in respect of any dispute hereunder.

7.
     The Assignors are and hereby become firmly obligated and bound to include in any subsequent conveyances, transfers, or alienations of whatsoever nature which it may execute covering the herein described Oil Concession for land (excluding such title transfers as may result from distributions of working interest pursuant to the Oil & Gas Farm-In Agreement - Petroleum Exploration Licenses 112 and 444 between the Holloman Corporations,  Ely Sakhai, Australian-Canadian Oil Royalties Ltd. and the Terra Nova Companies dated May 11, 2012),  a description of the obligations of the Assignors hereunder with a requirement that any transferee from, or successors in title of, the Assignors are bound by such obligations.  The Assignors covenant and agree with the Assignee that on each occasion that the Assignors transfer an interest in said Oil Concession, the Assignors will have the transferee or purchaser of such interest sign a covenant or agreement with the Assignee under which the said transferee or purchaser agrees to be bound by the terms and conditions of the Assignment of Overriding Royalty.  The Assignors will continue to pay said overriding royalty until such time that the Assignors have furnished Assignee an executed copy of the transferee’s or purchaser’s undertaking to pay the overriding royalty to the Assignee.

8.
     This agreement and all covenants and conditions hereof shall be binding upon and inure to the benefit of the parties executing it and to their respective successors and assigns and shall bind each Assignor severally in proportion to their Working Interests in the Oil Concession from time to time.  The Assignee may assign the whole or part of its rights and interests hereunder to such persons as it sees fit but the Assignor shall discharge its obligations hereunder to the Assignees by paying the royalty to the Assignee irrespective of the identity and number of the Assignee’s assignees.

EXECUTED this 24th day of February, 2014.

ASSIGNORS HOLLOMAN ENERGY CORPORATION

Per: /s/ Mark Stevenson
Mark Stevenson, Chief Executive Officer

HOLLOMAN PETROLEUM PTY. LTD

Per: /s/ Robert Wesolek
Robert Wesolek, Director